Forgiveness of Debt

WILLIAM W. ZUO hereby forgives the sum of $127,500, said sum being the total accrued salary earned by the undersigned for the period July 2008 through December 31, 2008 from InovaChem, Inc. The undersigned hereby waives all rights to this accrued sum.

DATED:  November 17, 2009

/s/ William W. Zuo
William W. Zuo